Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No.1 to Registration Statement on Form S-1 (No. 333-266847) of Apexigen, Inc. of our report dated April 8, 2022, relating to the financial statements of Apexigen, Inc. as of December 31, 2021 and 2020, and for the years then ended (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

San Francisco, California

September 1, 2022